Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(561) 515-1900	Media: Andy Maas
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

• Full Year Revenues Increase 29% to $1.29 Billion; EPS of $2.34

• Fourth Quarter Revenues Increase 15% to $322.9 Million; EPS of $0.58

• 2009 Guidance of Revenues from $1.45 Billion to $1.55 Billion; EPS of $2.55 to $2.70

West Palm Beach, FL, March 2, 2009 — FTI Consulting (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today reported its financial results for the fourth quarter and full-year ended December 31, 2008.

Fourth Quarter Results

Revenues for the fourth quarter of 2008 were $322.9 million, an increase of 15.1% over revenues of $280.5 million in the prior year period. Net income for the fourth quarter of 2008 was $31.2 million, compared to net income of $30.8 million in the prior year period. Diluted earnings per common share were $0.58 compared to $0.60 in the prior year period, and reflected an increase of 4% in weighted average shares outstanding.

Operating income before depreciation and amortization of intangible assets (plus non-operating litigation settlements) (“EBITDA”) was $71.3 million, or 22.1% of revenue, in the fourth quarter of 2008, an increase of 10.8% over EBITDA of $64.3 million, or 22.9% of revenue, in the prior year period.

Commenting on the year, Jack Dunn, FTI’s president and chief executive officer, said, “In a year where the world economies suffered the worst crisis since the Great Depression, FTI’s business of assisting clients when they face enterprise threatening issues performed exceptionally well. Our organic growth in revenues for the year was very strong at 17% and the addition of several key strategic acquisitions resulted in total growth of 29%. EBITDA and EPS increased 31% and 17%, respectively.

“We made substantial progress in expanding our breadth of services and global reach, and in deepening our expertise in key industries. For example, we are very pleased to now have all five of our segments in London, which will serve as our European center of operations. Our performance last year was testimony to the breadth and balance of our business and our

MORE

leadership position that enabled us to advise on the largest restructurings, consult on industry-changing strategic mergers, help many of the world’s most prominent companies contend with enterprise-threatening crises, and advise on investigations into the largest fraud cases in history.”

Mr. Dunn added, “Our performance in the fourth quarter was at the top end of our expectations despite the tremendous level of uncertainty plaguing the markets. Our revenues grew 15% and EBITDA grew 11% compared to a very strong fourth quarter last year and we generated 4% organic growth in the quarter. As was the case in the third quarter, our growth was largely a product of the deepening stresses caused by the recession and the absence of liquidity in the economy.

“Corporate Finance/Restructuring had another outstanding quarter, as it continues to see dramatic increases in demand from a broadening range of industries suffering from the financial crisis. Economic Consulting also continues to perform very well driven by growing demand from clients preparing to address the damage from the credit crisis and the expectation of attendant litigation or regulatory inquiries. Forensic and Litigation Consulting and Technology performed well in relatively slow litigation and regulatory enforcement markets and produced sound financial results. Strategic Communications was very active in a number of large engagements relating to the crisis in the economy, but had results adversely affected by significant weakness in the values of key foreign currencies as well as a dearth of capital markets activity.

“During 2008, the Company generated $200 million of operating cash flow on net income of $125 million, a substantial increase from 2007 where we generated $69 million of operating cash flow on net income of $92 million. Our financial condition is also strong, with cash balances at the end of the year totaling $192 million, total debt outstanding of $569.5 million and no amounts outstanding under the Company’s $175 million line of credit.

“We believe now is an excellent time to expand our leadership position and use the strength of FTI to increase our market share. We have commenced aggressively investing in our brand and we have accelerated our funding of the research efforts that are intended to further enhance our leading electronic discovery capabilities. More importantly, we intend to use the strength and breadth of our practices and our strong financial condition, at a time when many other firms are financially weakened or strategically challenged, to attract and retain the best professionals to FTI. We currently plan to grow our headcount of professionals who serve clients by approximately 14% in 2009.”

Fourth Quarter Business Segment Results

Corporate Finance/Restructuring

Revenue in the Corporate Finance/Restructuring segment increased 45.7% to $107.3 million from $73.6 million in the prior year period. Segment EBITDA increased 66.2% to $37.2 million, or 34.7% of segment revenue, compared to $22.4 million, or 30.4% of segment revenue, in the prior year period. Organic growth for the segment was 33.1% during the quarter. The Corporate Finance/Restructuring segment results were driven by the growing demand for restructuring services fueled by the global economic crisis. Demand continued to be robust in the financial services, automotive, retail, real estate, construction and manufacturing sectors, and the segment also benefitted from ongoing strong growth within its recently commenced UK operations.

Economic Consulting

Revenue in the Economic Consulting segment increased 19.5% to $53.3 million from $44.6 million in the prior year period. Nearly all of the revenue growth was organic. Segment EBITDA increased 35.6% to $16.0 million, or 30.0% of segment revenue, from $11.8 million, or 26.4% of segment revenue, in the prior year period. The segment’s strong performance reflects ongoing high levels of demand for antitrust litigation consulting, as well as a steady increase in demand arising from disputes related to the global credit crisis. Performance also continued to be driven by robust demand for consulting surrounding strategic M&A initiatives, although at a somewhat slower pace than that seen in the first half of the year. During the period, the segment launched its Auctions Solutions practice through the addition of a new team including the leading expert on auction design, bidding strategies and related matters. Since year end, the segment has commenced operations in London with the addition of several senior practitioners and a growing number of staff, and added several other senior practitioners in New York and Los Angeles.

Forensic and Litigation Consulting

Revenue in the Forensic and Litigation Consulting segment increased 6.9% to $58.6 million from $54.8 million in the prior year period. Segment EBITDA was $12.2 million, or 20.8% of segment revenue, compared to $15.4 million, or 28.1% of segment revenue, in the prior year period. The segment’s revenue growth included a contribution of $8.3 million from acquisitions that closed during 2008. The segment’s results for the 2008 fourth quarter largely reflect a continuation of the soft market conditions seen in the third quarter of 2008, as the lack of large cases in the U.S. investigative and damage arenas continued to affect utilization in the period. Also affecting the segment’s performance in the period was a reduction in regulatory enforcement actions by the SEC and DOJ against large multinational corporations, as we believe is typical during the transition in presidential administrations. The segment experienced solid demand for services to regulated industries, including insurance, healthcare and pharmaceuticals. Its intellectual property and construction practices also performed well. With the presidential election completed, the segment has already begun to see an increased level of activity in 2009 including several major fraud investigations and a number of regulatory enforcement actions.

Technology

Revenue in the Technology segment in the fourth quarter increased 9.7% to $52.2 million from $47.5 million in the prior year period. Segment EBITDA was $13.6 million, or 26.1% of segment revenue, compared to $19.6 million, or 41.1% of segment revenue, in the prior year period. Segment revenue growth in the quarter was driven by the contribution of $8.2 million from acquired businesses which offset an organic decline of 7.6%. Factors affecting results in the Technology segment were similar to those seen in the third quarter of 2008, as revenues were negatively affected by the impact of the global financial crisis on companies’ spending decisions with regard to litigation and M&A activity, as well as a slowdown in certain large matters. Pricing also declined compared to the prior year period. The EBITDA margin declined in the period primarily as a result of lower pricing compared to the prior period and significantly increased investment in research and development. As planned, in early 2009 the segment successfully completed the integration of the Attenex acquisition and launched a combined offering of two of the industry’s leading e-Discovery solutions under the unified FTI Technology brand. Similar to our Forensic and Litigation segment, the Technology segment has begun to see increased activity levels in 2009.

Strategic Communications

Revenue in the Strategic Communications segment was $51.6 million compared to $60.0 million in the prior year period. Segment EBITDA was $12.9 million, or 24.9% of segment revenue, compared to $16.1 million, or 26.9% of revenue, in the prior year period. The weakness of the

British Pound, the Euro and the Australian dollar compared to last year reduced revenue by $7.8 million in the period. Businesses acquired during the year contributed $4.3 million of revenue. The continued impact of the global financial crisis on M&A and capital markets activity, as well as lower fees from the segment’s retained client base as clients seek to reduce costs in the current economic environment, both contributed to the revenue decline. The segment benefitted from a number of significant financial crisis management projects, as well as continued strong performance within acquired businesses and emerging markets. The segment remains a widely-recognized leader in the marketplace, recently ranked by Mergermarket as the #1 M&A communications advisor by transaction volume, and it continues to take advantage of opportunities for growth. In Europe, the segment recently launched its Restructuring and Recapitalization communications practice to address issues arising from the global financial crisis.

Stock Purchase Program

The Company also announced that on February 25, 2009, its Board of Directors has authorized a stock purchase program for up to $50 million of the Company’s common stock that will expire on February 25, 2010. The Company did not purchase any shares of common stock under the prior 12 month program.

2009 Guidance

Based on current market conditions, the Company believes revenues for the year will be between $1.45 billion and $1.55 billion and fully diluted EPS will be between $2.55 and $2.70.

(Note: 2009 EPS guidance includes a non cash $0.05 per diluted share cost from adoption of FASB Staff Position APB 14-1 – “Accounting for Convertible Debt Instruments”.)

Mr. Dunn concluded, “Entering 2009 our business has never been better positioned to take advantage of the opportunities that will present themselves as these economic and regulatory cycles evolve. We expect to experience continued strong demand throughout the year for restructuring and dispute engagements in connection with the recession and credit crisis, and we bring the largest restructuring practice and the industry’s strongest set of economists to bear to meet that demand. We believe there will be a growing level of work advising clients on their litigation and regulatory challenges as the new Congress and Administration cooperate to investigate the causes of our economic crisis and develop new, tougher regulatory frameworks.”

Fourth Quarter and 2008 Year End Conference Call

FTI will hold a conference call for analysts and investors to discuss fourth quarter financial results at 9:00 a.m. Eastern time on Monday, March 2, 2009. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,300 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measure

Note: We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. We use EBITDA in evaluating financial performance. Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. Reconciliations of EBITDA to Net Income and Segment EBITDA to segment operating profit are included in the accompanying tables to today’s press release. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved or that actual results will not differ from expectations. The Company has experienced fluctuating revenue, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. The Company’s actual results may differ from our expectations. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the current global financial crisis, a continuing deterioration of global economic conditions, the crisis in and deterioration of the financial and real estate markets, the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A.

Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

(in thousands, except per share data)

	Year Ended December 31,
	2008	2007
Revenues	$1,293,145	$1,001,270

Operating expenses
Direct cost of revenues	705,611	548,407
Selling, general and administrative expense	330,052	255,238
Amortization of other intangible assets	18,824	10,615

	1,054,487	814,260

Operating income	238,658	187,010

Other income (expense)
Interest income and other	8,685	7,639
Interest expense	(41,051)	(43,857)
Litigation settlement losses, net	(661)	(1,002)

	(33,027)	(37,220)

Income before income tax provision	205,631	149,790

Income tax provision	80,196	57,669

Net income	$125,435	$92,121

Earnings per common share - basic	$2.55	$2.14

Weighted average common shares outstanding - basic	49,193	43,028

Earnings per common share - diluted	$2.34	$2.00

Weighted average common shares outstanding - diluted	53,603	45,974

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31, 2008 AND 2007

(in thousands, except per share data)

	Three Months Ended December 31,
	2008	2007
Revenues	$322,876	$280,519

Operating expenses
Direct cost of revenues	170,410	151,746
Selling, general and administrative expense	88,199	69,963
Amortization of other intangible assets	5,805	2,837

	264,414	224,546

Operating income	58,462	55,973

Other income (expense)
Interest income and other	1,305	4,439
Interest expense	(10,216)	(10,650)
Litigation settlement losses, net	50	(130)

	(8,861)	(6,341)

Income before income tax provision	49,601	49,632

Income tax provision	18,408	18,838

Net income	$31,193	$30,794

Earnings per common share - basic	$0.63	$0.66

Weighted average common shares outstanding - basic	49,738	46,996

Earnings per common share - diluted	$0.58	$0.60

Weighted average common shares outstanding - diluted	53,411	51,347

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Revenues	EBITDA (1)	Margin	Utilization (2)	Average Billable Rate (2)	Revenue- Generating Headcount
	(in thousands)
Three Months Ended December 31, 2008
Corporate Finance/Restructuring	$107,280	$37,181	34.7%	73%	$447	669
Forensic and Litigation Consulting	58,567	12,188	20.8%	65%	$339	639
Strategic Communications	51,571	12,852	24.9%	—	—	592
Technology	52,164	13,600	26.1%	—	—	359
Economic Consulting	53,294	15,966	30.0%	76%	$456	264

	$322,876	91,787	28.4%			2,523

Corporate		(20,532)

EBITDA (1)		$71,255	22.1%

Year Ended December 31, 2008
Corporate Finance/Restructuring	$374,504	$114,178	30.5%	75%	$434	669
Forensic and Litigation Consulting	253,918	57,493	22.6%	70%	$340	639
Strategic Communications	224,481	55,164	24.6%	—	—	592
Technology	220,359	73,506	33.4%	—	—	359
Economic Consulting	219,883	59,020	26.8%	83%	$446	264

	$1,293,145	359,361	27.8%			2,523

Corporate		(76,503)

EBITDA (1)		$282,858	21.9%

Three Months Ended December 31, 2007
Corporate Finance/Restructuring	$73,644	$22,370	30.4%	82%	$402	406
Forensic and Litigation Consulting	54,770	15,380	28.1%	71%	$331	430
Strategic Communications	59,990	16,147	26.9%	—	—	538
Technology	47,535	19,557	41.1%	—	—	344
Economic Consulting	44,580	11,776	26.4%	81%	$400	236

	$280,519	85,230	30.4%			1,954

Corporate		(20,943)

EBITDA (1)		$64,287	22.9%

Year Ended December 31, 2007
Corporate Finance/Restructuring	$261,625	$71,629	27.4%	80%	$409	406
Forensic and Litigation Consulting	217,028	57,292	26.4%	75%	$321	430
Strategic Communications	185,333	48,826	26.3%	—	—	538
Technology	162,837	62,921	38.6%	—	—	344
Economic Consulting	174,447	48,085	27.6%	85%	$412	236

	$1,001,270	288,753	28.8%			1,954

Corporate		(72,779)

EBITDA (1)		$215,974	21.6%

(1)	We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. Although EBITDA is not a measure of financial condition or performance determined in accordance with accounting principles generally accepted in the United States (GAAP), we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors. EBITDA is a common alternative performance measure used by investors, financial analysts and credit rating agencies to value and compare the financial performance of companies within our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. See also our reconciliation of Non-GAAP financial measures.
(2)	The majority of the Technology and Strategic Communications segments' revenues are not generated on an hourly basis. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful. Utilization where presented is based on a 2,032 hour year.

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO ADJUSTED EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Corporate Finance	Forensic and Litigation Consulting	Strategic Communications	Technology	Economic Consulting	Corp HQ	Total
Three Months Ended December 31, 2008

Net income							$31,193
Interest income and other							(1,305)
Interest expense							10,216
Litigation settlement gains							(50)
Income tax provision							18,408

Operating income	$35,268	$10,800	$10,946	$8,434	$15,027	$(22,013)	58,462
Depreciation	723	597	701	3,067	369	1,481	6,938
Amortization of other intangible assets	1,190	791	1,155	2,099	570	—	5,805
Litigation settlement gains	—	—	50	—	—	—	50

EBITDA (1)	37,181	12,188	12,852	13,600	15,966	(20,532)	71,255

Year Ended December 31, 2008

Net income (loss)							$125,435
Interest income and other							(8,685)
Interest expense							41,051
Litigation settlement losses							661
Income tax provision							80,196

Operating income	$108,013	$52,118	$47,287	$58,090	$55,123	$(81,973)	238,658
Depreciation	2,603	2,482	3,014	10,627	1,616	5,695	26,037
Amortization of other intangible assets	3,562	2,893	5,064	5,024	2,281	—	18,824
Litigation settlement losses	—	—	(201)	(235)	—	(225)	(661)

EBITDA (1)	114,178	57,493	55,164	73,506	59,020	(76,503)	282,858

Three Months Ended December 31, 2007

Net income							$30,794
Interest income and other							(4,439)
Interest expense							10,650
Litigation settlement losses							130
Income tax provision							18,838

Operating income	$21,836	$14,145	$14,266	$17,301	$10,707	$(22,282)	55,973
Depreciation	483	620	654	1,968	492	1,390	5,607
Amortization of other intangible assets	40	615	1,317	288	577	—	2,837
Litigation settlement losses	11	—	(90)	—	—	(51)	(130)

EBITDA (1)	$22,370	$15,380	$16,147	$19,557	$11,776	$(20,943)	$64,287

Year Ended December 31, 2007

Net income (loss)							$92,121
Interest income and other							(7,639)
Interest expense							43,857
Litigation settlement losses							1,002
Income tax provision							57,669

Operating income	$70,412	$53,135	$42,893	$55,053	$42,861	$(77,344)	187,010
Depreciation	1,581	2,230	2,376	6,623	1,772	4,769	19,351
Amortization of other intangible assets	162	2,102	3,654	1,245	3,452	—	10,615
Litigation settlement losses	(526)	(175)	(97)	—	—	(204)	(1,002)

EBITDA (1)	$71,629	$57,292	$48,826	$62,921	$48,085	$(72,779)	$215,974

(1)	We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. Although EBITDA is not a measure of financial condition or performance determined in accordance with accounting principles generally accepted in the United States (GAAP), we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors. EBITDA is a common alternative performance measure used by investors, financial analysts and credit rating agencies to value and compare the financial performance of companies within our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND 2007

(in thousands)

	Year Ended December 31,
	2008	2007
Operating activities
Net income	$125,435	$92,121
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,037	19,351
Amortization of other intangible assets	18,824	10,615
Provision for doubtful accounts	22,474	11,777
Non-cash share-based compensation	26,381	22,703
Excess tax benefits from share-based compensation	(10,820)	(17,986)
Non-cash interest expense	3,030	3,139
Other	1,309	357
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(49,251)	(85,565)
Notes receivable	(9,377)	(22,037)
Prepaid expenses and other assets	(11,577)	(1,771)
Accounts payable, accrued expenses and other	52	17,517
Accrued special charges	(3,434)	(8,703)
Income taxes	15,671	(683)
Accrued compensation	34,190	27,687
Billings in excess of services provided	10,908	214

Net cash provided by operating activities	199,852	68,736

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs, net of cash received	(345,541)	(32,243)
Purchases of property and equipment	(35,674)	(36,422)
Other	4,703	482

Net cash used in investing activities	(376,512)	(68,183)

Financing activities
Borrowings under revolving line of credit	—	25,000
Payments of revolving line of credit	—	(25,000)
Payments of short-term borrowings of acquired subsidiary	(2,275)	—
Payments of long-term debt	(8,744)	(7,945)
Issuance of common stock, net of offering costs	—	231,408
Purchase and retirement of common stock	—	(18,118)
Net issuance of common stock under equity compensation plans	20,562	46,322
Excess tax benefits from share-based compensation	10,820	17,986
Other	(112)	—

Net cash provided by financing activities	20,251	269,653

Effect of exchange rate changes and fair value adjustments on cash and cash equivalents	(12,212)	(1,666)

Net decrease in cash and cash equivalents	(168,621)	268,540
Cash and cash equivalents, beginning of period	360,463	91,923

Cash and cash equivalents, end of period	$191,842	$360,463

FTI CONSULTING, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2008	2007

Assets

Current assets
Cash and cash equivalents	$191,842	$360,463
Accounts Receivable
Billed receivables	237,009	190,900
Unbilled receivables	98,340	84,743
Allowance for doubtful accounts and unbilled services	(45,309)	(30,467)

	290,040	245,176
Notes receivable	15,145	11,687
Prepaid expenses and other current assets	31,055	33,657
Deferred income taxes	24,372	10,544

Total current assets	552,454	661,527

Property and equipment, net of accumulated depreciation	78,575	67,843
Goodwill	1,151,388	940,878
Other intangible assets, net of amortization	189,304	84,673
Notes receivable, net of current portion	56,500	52,374
Other assets	59,948	51,329

Total assets	$2,088,169	$1,858,624

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable, accrued expenses and other	$109,036	$103,410
Accrued compensation	133,103	102,054
Current portion of long-term debt and capital lease obligations	150,898	157,772
Billings in excess of services provided	30,872	17,826

Total current liabilities	423,909	381,062

Long-term debt and capital lease obligations, net of current portion	418,592	415,653
Deferred income taxes	76,804	49,113
Other liabilities	45,037	40,546

Total liabilities	964,342	886,374

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized -5,000, none outstanding	—	—
Common stock, $0.01 par value; shares authorized -75,000; shares issued and outstanding- 50,934 (2008) and 48,979 (2007)	509	490
Additional paid-in capital	717,158	601,637
Retained earnings	486,493	361,058
Accumulated other comprehensive (loss) income	(80,333)	9,065

Total stockholders’ equity	1,123,827	972,250

Total liabilities and stockholders’ equity	$2,088,169	$1,858,624